Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF MICRONET ENERTEC TECHNOLOGIES, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of Micronet Enertec Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted, in accordance with Section 141(f) of the DCGL by unanimous written consent of the Board on July 5, 2018, a resolution proposing and declaring advisable the following amendment to restate ARTICLE I of the Certificate of Incorporation of said Corporation:

“ARTICLE I

NAME OF CORPORATION

The name of the corporation is MICT, Inc. (the “Corporation”).”

SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: The aforesaid amendment shall be effective on and as of July 16, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 13th day of July, 2018.

micronet enertec technologies, iNC.

By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer